EXHIBIT 10.3

AMENDMENT TO

CHANGE-OF-CONTROL EMPLOYMENT AGREEMENT

TIER II

THIS AMENDMENT (this “Amendment”) is entered into as of                     , 2006, by and between RUSSELL CORPORATION, a Delaware corporation (the “Company”), and                      (“Executive”).

RECITALS

The Company and Executive entered into that certain Change-of-Control Employment Agreement dated as of                     , 20     (the “Agreement”) whereby the Company agreed to provide Executive with certain compensation and benefit arrangements upon a change of control of the Company. The Company and Executive now desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other purposes as provided in this Amendment.

1.	Section 1.15 of the Agreement is amended by deleting the last sentence thereof.

2.	Section 1.24 of the Agreement is amended in its entirety to read as follows:

1.24 “Employer Defined Contribution Plan Contribution” means the product of (i) the maximum amount stated as a percentage of Executive’s Base Salary paid within the three-year period immediately preceding the Effective Date by the Company for any 12-month period to or for the benefit of Executive as an employer contribution under the Company’s Non-Qualified Plans and Qualified Plans which are defined contribution plans on behalf of Executive, multiplied by (ii) Executive’s Base Salary as of the Termination Date or, if greater, during the 12-month period immediately preceding the Effective Date. For purposes of determining the employer matching contributions made under any Qualified Plan, Executive shall be deemed to have made the maximum before-tax contribution permitted under such Qualified Plan.

3. Section 1.59 of the Agreement is amended by adding the following flush sentence to the end thereof:

Notwithstanding the foregoing, for purposes of the payment of any deferred compensation subject to Section 409A of the Code, “Termination Date” shall mean the date on which Executive incurs a separation from service within the meaning of Section 409A of the Code.

4. Section 2.3 of the Agreement is amended in its entirety to read as follows:

2.3 Stock Incentive Awards. On the Effective Date, Executive (i) shall become fully vested in and may thereafter exercise in whole or in part, all outstanding stock options, stock appreciation rights, or similar awards (collectively, “Stock Options”) and (ii) shall become fully vested in and receive an immediate transfer of all shares of restricted stock, deferred stock and similar awards (“Restricted Shares”). Notwithstanding the foregoing, to the extent that any Stock Option or Restricted Shares would be treated as deferred compensation subject to Section 409A of the Code, Executive shall become fully vested in such awards but an immediate transfer or payment shall be made to Executive only if the Change of Control event qualifies as a “change in control” as defined under Section 409A of the Code, and such transfer or payment shall otherwise be made upon the earliest date permitted under Section 409A of the Code.

5. Section 2.4 of the Agreement is amended in its entirety to read as follows:

2.4 Unfunded Deferred Compensation. On the Effective Date of a Change of Control, Executive shall become fully vested in all benefits previously accrued under any deferred compensation plan (including any SERP) that is not qualified under Section 401(a) of the Code (a “Non-Qualified Plan”). Within thirty (30) business days after any such Effective Date, as applicable, the Company shall pay to Executive a lump-sum cash amount equal to:

(a) the sum of the Lump-Sum Values of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans, plus

(b) the sum of Executive’s account balances under all defined contribution Non-Qualified Plans.

Notwithstanding the foregoing, with respect to any portion of such payment described in this Section 2.4 that is deferred compensation subject to Section 409A of the Code, (i) Executive shall not receive a payment within (30) business days of the Effective Date if the Change of Control event fails to qualify as a “change in control” as defined under Section 409A of the Code, (ii) Executive’s account balances reflecting such Section 409A deferred compensation under each defined contribution Non-Qualified Plan shall continue to be credited with investment earnings in accordance with the terms of such Non-Qualified Plan until distributed, and (iii) at the earlier of (x) the date(s) provided in each such Non-Qualified Plan or (y) 6 months after Executive’s Termination Date, the Company shall pay, or cause to be paid, to Executive a lump-sum cash payment equal to, the sum of the amounts described in subsections (a) and (b) above that is Section 409A deferred compensation, determined as of the date such payment is made.

6. Section 4.1 of the Agreement is amended in its entirety to read as follows:

4.1 If by Executive for Good Reason or by the Company Other Than for Cause or Disability. If during the Post-Change Employment Period (or as provided in Section 4.2, below, during the Imminent Change Period), the Company terminates Executive’s employment other than for Cause or Disability, or if Executive terminates employment for Good Reason, the Company’s sole obligations to Executive under Articles II and IV shall be as follows:

(a) The Company shall pay Executive, in addition to all vested rights arising from Executive’s employment as specified in Article II, a lump-sum cash amount equal to the sum of the following:

(i) all Accrued Obligations;

(ii) Executive’s Pro-rata Annual Bonus reduced (but not below zero) by the amount of any Annual Bonus paid to Executive with respect to the Company’s fiscal year in which the Termination Date occurs;

(iii) all amounts previously deferred by, or accrued to the benefit of, Executive under any defined contribution Non-Qualified Plans, whether vested or unvested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company (whether pursuant to Section 2.4 or otherwise);

(iv) an amount equal to the number of years in the Severance Period times the sum of (A) Base Salary, (B) the greater of (I) Target Annual Bonus or (II) Historical Bonus and (C) Employer Defined Contribution Plan Contribution, each determined as of the Termination Date; provided, however, that any reduction in Executive’s Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for purposes of this clause; and

(v) to the extent not paid pursuant to any other clause of this Section 4.1(a), an amount equal to the sum of the value of the unvested portion of Executive’s accounts or accrued benefits under any unqualified or qualified plan (other than a defined benefit plan) maintained by the Company as of the Termination Date and forfeited by Executive by reason of the Termination of Employment.

Such lump-sum amount shall be paid no more than thirty (30) days after the Termination Date; provided, however, if any amount is deferred compensation subject to Section 409A of the Code, then such amount shall be paid no earlier than, but as soon as practicable after, the first date permitted under Section 409A of the Code.

(b) The Company shall pay, in lieu of all previously-accrued benefits under all Non-Qualified Plans that are defined benefit plans, a lump-sum cash amount equal to the positive difference, if any, between:

(i) the sum of the Lump-Sum Values of each Maximum Annuity that would be payable to Executive under any defined benefit Plan (whether or not qualified under Section 401(a) of the Code) if Executive had:

(A) become fully vested in all such previously-unvested benefits,

(B) accrued a number of years of service (for purposes of determining the amount of such benefits, entitlement to early retirement benefits, and all other purposes of such defined benefit plans) that is a number of years equal to the number of years of service actually accrued by Executive as of the Termination Date increased by the number of years in the Severance Period, and

(C) received the lump-sum severance benefits specified in Section 4.1(a)(ii) and (iv) as covered compensation in equal monthly installments during the Severance Period,

minus

(ii) the sum of (x) the Lump-Sum Values of the Maximum Annuity benefits actually payable to Executive in the future under each defined benefit Plan that is qualified under Section 401(a) of the Code and (y) the aggregate amounts previously paid to Executive under the defined benefit Plans (whether or not qualified under Section 401(a) of the Code) described in clause (i) of this Section 4.1(b).

Such lump-sum amount shall be paid no more than 30 days after the Termination Date; provided, however, if any amount is deferred compensation subject to Section 409A, then such amount shall be paid no earlier than, but as soon as practicable after, the first date permitted under Section 409A of the Code.

(c) Executive shall immediately become fully vested in, and may thereupon exercise in whole or in part, any and all of Executive’s Stock Options then outstanding. All of Executive’s Stock Options, including previously-vested Stock Options, shall remain exercisable until the last to occur of (x) the first anniversary of the Termination Date, (y) the expiration of any restrictions on Executive’s right to sell the shares of stock issuable upon exercise of such Stock Options, which restrictions were imposed to permit a Reorganization Transaction to be accounted for on a pooling-of-interests basis, and (z) any period of greater duration provided in the applicable stock option agreement or stock option plan as then in effect, but in no event after the date on which such Stock Options would have expired if Executive had remained an employee of the Company. Notwithstanding the foregoing sentence, no Stock Option shall remain exercisable beyond the latest date on which the term of the Stock Option could be extended without causing the Stock Option to be treated as deferred compensation subject to Section 409A of the Code.

(d) Executive shall immediately become fully vested in all of Executive’s Restricted Shares and deferred shares and the Company shall deliver within five (5) business days all of such shares theretofore held (or deferred) by or on behalf of the Company; provided, however, that if any Restricted Shares or deferred shares are deferred compensation subject to Section 409A of the Code, then such Restricted Shares or deferred shares shall not be delivered prior to the earliest date permitted under Section 409A of the Code.

(e) The Company shall pay all reasonable fees and costs charged by the outplacement firm selected by Executive to provide outplacement services to Executive or, at the election of Executive, shall pay to Executive an amount equal to the reasonable fees and expenses such outplacement firm would charge. To the extent required by Section 409A(a)(2)(B)(i) of the Code, no such payment or reimbursement shall be made until 6 months after the Termination Date; provided, however, if Executive wishes to receive such outplacement services before the time permitted under Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, Executive shall pay the full cost of such services for the first six months following the Termination Date, and the Company shall reimburse Executive as soon as practicable thereafter.

(f) Until a number of years subsequent to the Termination Date equal to the length of the Severance Period or such later date as any plan may specify, the Company shall continue to provide to Executive and Executive’s family welfare benefits (including medical, prescription, dental, individual life, group life, accidental death and travel accident insurance plans and programs) which are at least as favorable as the most favorable Plans of the Company applicable to other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 12-month period immediately before the Effective Date. The cost of such welfare benefits to Executive shall not exceed the cost of such benefits to Executive immediately before the Termination Date or, if less, the Effective Date. Executive’s rights under this Section shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980 of the Code. Notwithstanding any of the above, such welfare benefits shall be secondary to any similar welfare benefits provided by Executive’s subsequent employer. If any of the foregoing benefits are treated as deferred compensation subject to Section 409A of the Code, Executive shall pay the full cost of such benefits for the first six months following the Termination Date, and the Company shall reimburse Executive as soon as practicable thereafter.

(g) If any payment under this Section 4.1 is required to be delayed for six months following the Termination Date in order to comply with Section 409A(a)(2)(B)(i) of the Code, then the Company shall, immediately following the Termination Date, pay the full amount of such payment into an escrow account or trust fund established with an escrow agent or trustee independent of the Company. Such escrow agent or trustee shall be obligated to make the payment to Executive on the earliest date permitted under Section 409A(a)(2)(B)(i) of the Code. The terms of any escrow account or trust fund established pursuant to this subsection (g) shall expressly provide that all assets held thereunder shall remain subject to the claims of the Company’s general creditors, and the Company shall take all necessary action to ensure that no amounts held thereunder are includible in Executive’s taxable income prior to actual receipt by Executive.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

EXECUTIVE

[Name]

RUSSELL CORPORATION

By:
Title: